CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-268156 on Form S-6 of our report dated January 9, 2023, relating to the financial statements of FT 10484, comprising FTP S&P Dvd. Aristocrats Target 25 1Q '23 (FTP S&P Dividend Aristocrats Target 25 Portfolio, 1st Quarter 2023 Series) and FTP Value Line(R) Target Safety 30 1Q '23 (FTP Value Line(R) Target Safety 30 Portfolio, 1st Quarter 2023 Series), one of the series constituting the FT Series, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

January 9, 2023